Exhibit 99.1
TTM Technologies, Inc. to Offer $125 Million of Convertible Senior Notes
SANTA ANA, California — May 8, 2008 — TTM Technologies, Inc. (Nasdaq: TTMI) today announced its intention to offer, subject to market and other conditions, $125 million aggregate principal amount of Convertible Senior Notes due 2015 in an underwritten public offering. The offering will be made pursuant to TTM’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). In certain circumstances, the notes will be convertible into cash up to their principal amount and into shares of TTM’s common stock with respect to any conversion value above their principal amount. TTM expects to grant the underwriters an option to purchase up to an additional $18.75 million of notes to cover over-allotments, if any. The interest rate, conversion rate, and other terms of the notes will be determined by negotiations between TTM and the underwriters of the notes.
In connection with the offering, TTM expects to enter into convertible note hedge transactions, which are intended to reduce the potential dilution to TTM’s common stockholders upon any conversion of the notes. TTM also expects to enter into warrant transactions concurrently with the offering, which would result in additional proceeds to TTM. TTM has been advised that, in connection with establishing the convertible note hedge and warrant transactions, the counterparties to those transactions or their affiliates expect to enter into various derivative transactions with respect to TTM’s common stock concurrently with or shortly after the pricing of the notes. These derivative transactions could result in an increase, or prevent a decline, in the price of TTM’s common stock concurrently with or following the pricing of the notes.
TTM expects to use a portion of the net proceeds of the offering to pay the cost of the convertible note hedge transactions. This cost will be partially offset by proceeds that TTM expects to receive from the sale of the warrants. If the underwriters exercise their option to purchase additional notes, TTM may use a portion of the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions. TTM may also enter into additional warrant transactions, which would result in additional proceeds to TTM. TTM expects to use the proceeds from the offering remaining after the net cost of the convertible note hedge transactions and the warrant transactions to repay in full its term loan under its senior credit facility, and to use the remaining net proceeds for general corporate purposes, including potential acquisitions.
This press release is neither an offer to sell nor a solicitation of an offer to buy the notes, nor shall there be any sale of the notes, in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a prospectus supplement and related prospectus, copies of which may be obtained by contacting JPMorgan, National Statements Processing, 4 Chase Metrotech Center, Floor L2, Brooklyn, New York 11245 or by calling (718) 242-8002.
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TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.
This press release contains forward-looking statements. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties, and assumptions, including the risk that TTM may be unable to complete the offering of the notes. Other information on potential risk factors that could affect TTM, its business, and its financial results are detailed in the company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which can be found in TTM’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 7, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. TTM undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.